UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2010 (February 9, 2010)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     On February 9, 2009, Alexza Pharmaceuticals, Inc. (“Alexza”) and Biovail Laboratories International SRL (“Biovail”), a subsidiary of Biovail Corporation, entered into (i) a Collaboration and License Agreement (the “Collaboration Agreement”) to develop and commercialize AZ-004 (Staccato® loxapine) in the Unites States and Canada, and (ii) a related Manufacture and Supply Agreement (the “Supply Agreement”) to provide clinical and commercial supply of the product to Biovail.
     The Collaboration Agreement provides for the development and commercialization of AZ-004 for the initial indication of treating agitation in patients with schizophrenia or bipolar disorder, and grants Biovail the U.S. and Canadian development and commercialization rights to AZ-004 for the treatment of any psychiatric and/or neurological indications and the symptoms associated with these indications.
     Under the terms of the Collaboration Agreement, Alexza will be responsible for the development and regulatory activities associated with obtaining the FDA approval of the currently submitted AZ-004 NDA for the initial indication, as well as any required regulatory filing for the out-patient use of the product for the initial indication. Biovail will be responsible for the development and regulatory activities for the product in Canada. Upon the FDA approval of the currently submitted AZ-004 NDA, Biovail will have the exclusive rights to commercialize the product for any psychiatric and/or neurological indications and the symptoms associated with these indications in the United States and Canada. Alexza retains all rights to the product in the rest of the world.
     Alexza will receive an upfront cash payment of $40 million, up to $90 million in potential milestone payments contingent on regulatory approval, successful commercial manufacturing scale-up, and the successful completion of additional clinical trials and regulatory submission or approval for use of the product in the out-patient setting. Biovail will make tiered, royalty payments ranging from 10% through 25% on annual net sales. In addition to milestone payments and product royalties, Alexza will supply AZ-004 to Biovail for all of its commercial sales pursuant to the Supply Agreement, and will receive a per-unit transfer price, based upon annual product volume.
     Either party may terminate the Collaboration Agreement for the other party’s uncured material breach or bankruptcy. In addition, Biovail has the right to terminate the Collaboration Agreement (a) upon ninety (90) days written notice for convenience; (b) upon ninety (90) days written notice if FDA does not approve the ongoing AZ-004 NDA; (c) immediately upon written notice for safety reasons or withdrawal of marketing approval; (d) upon ninety (90) day written notice upon certain recalls of the product; or (e) immediately upon written notice within sixty (60) days of termination of the Supply Agreement under certain circumstances. The Supply Agreement will be automatically terminated upon the termination of the Collaboration Agreement.
     On February 10, 2010, the Company issued a press release describing this transaction. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.
     The foregoing summary is qualified in its entirety by reference to the Collaboration Agreement and Supply Agreement, which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
     The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Collaboration Agreement and Supply Agreement. The omitted material will be included in the request for confidential treatment.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

99.1	Press Release entitled “Alexza and Biovail Form Collaboration to Develop and Commercialize AZ-004 (Staccato® Loxapine) in North America,” dated February 10, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.

Date: February 11, 2010

	By:	/s/ Thomas B. King Thomas B. King
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release entitled “Alexza and Biovail Form Collaboration to Develop and Commercialize AZ-004 (Staccato® Loxapine) in North America,” dated February 10, 2010.